Exhibit 99.4

DIRECTOR NOMINEE CONSENT

The undersigned hereby consents to being named a director nominee in the Registration Statement on Form S-1 under the Securities Act of 1933, as amended, to be filed by Sachem Acquisition Corp., a Maryland corporation (the “Company”), with the U.S. Securities and Exchange Commission (the “Registration Statement”) and to being appointed as a director to serve on the Company’s Board of Directors commencing as of the effective date of the Registration Statement.

Dated: July 13, 2021

/s/Ferit Ferhangil
Ferit Ferhangil